Exhibit 99(a)

NEWS RELEASE
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                                                           For Immediate Release
                                                               November 27, 2001


For Further Information Contact:
Craig G. Stilwell, Executive Vice President
(304) 769-1101

City Holding Company Announces Agreement with Ferris, Baker Watts to Provide Investment Services

         CHARLESTON, West Virginia, November 26 /PR Newswire/-City Holding Company (NASDAQ: CHCO), a $2.5 billion bank holding company headquartered in Charleston, West Virginia, today announced they have entered into an agreement with Ferris, Baker Watts to provide investment services, including mutual funds and brokerage services to its customers. Ferris, Baker Watts will acquire all of the broker dealer accounts of City Financial Corp, the investment services arm of City Holding, under a revenue sharing arrangement. Ferris, Baker Watts plans to retain the investment representatives of City Financial, who will continue to service their existing clients.

         According to City Holding Company CEO Jerry Francis, "We are excited with this new partnership that brings enhanced broker dealer services to our customers. This action reflects our strategic initiatives to remove the Company from non-core businesses and fully focus on our core community banking operations".

         Ferris, Baker Watts, a full-service investment-banking firm, headquartered in Washington, D.C., has served clients throughout the mid-Atlantic region for more than 100 years. They currently have branches in Charleston, Clarksburg and Huntington.

         Ferris, Baker Watts CEO Lou Akers said, "This new partnership with City Holding Company is a great addition to our existing West Virginia network. The synergies between the two companies should allow each of us to provide a higher level of service to our clients." Ferris, Baker Watts also maintains branch locations in Washington DC, Maryland, Michigan, North Carolina, Ohio, Pennsylvania and Virginia.

         This transaction is expected to close by the end of the year.

         City Holding Company is the parent company of City National Bank of West Virginia. City National Bank, in addition to its banking divisions, operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

         Information contained in this news release includes forward-looking statements relating to City Holding's proposed divestiture of City Financial Services, Inc. that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause City Holding's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the fact that the proposed transaction is subject to certain conditions and may not be completed, or if completed, may not have the effects anticipated. City Holding Company disclaims any intent or obligation to update this forward-looking information.